Exhibit 99.1

                         American Telecom Services CEO
                        Publishes Letter to Shareholders

City of Industry, StateCalifornia, August 31, 2006 - American Telecom Services Inc. (AMEX: TES), today published a letter to shareholders from Bruce Hahn, the Company's Chief Executive Officer:

Dear Shareholders,

It has been approximately six months since we completed our initial public offering in February, 2006. We believed then, and believe even more so today, that if we could execute our strategy we would be successful in growing our revenues through expanded nationwide distribution of our converged communications/hardware solutions. Our strategy is to design and manufacture a wide array of attractively priced, feature-rich phones bundled with pre-paid long distance for the traditional market and the first cordless multi-handset Internet phones, bundled with services, for the rapidly growing Internet Telephone Service (VoIP-voice over internet protocol) markets. We also have worked to secure exclusive relationships with providers to create compelling service offerings in both categories to offer to the consumer.

We are pleased with our progress towards implementing this strategy, which has enabled us to begin to offer competitive and consumer-friendly programs to national retailers whereby they benefit from the sale of our phones and the revenue stream from the bundled service offerings. I'd like to provide you with an update on our progress in selling our converged communication/hardware solutions to national retailers, manufacturing a broad line of traditional and Internet telephones, and enhancing (and expanding) our service offerings.

Expanding Sales & Distribution
As of February, 2006 we had limited revenues and only one phone bundled with traditional long-distance available in fewer than 600 store locations. After the offering, we began to expand our distribution and at June 30, we had nearly 9,000 stores selling a total of six styles of traditional phones. As a result, revenues for the June quarter increased to $2.8 million. Revenues have continued to increase and from July 1 through August 11th we have received orders for approximately $11 million of phone/service bundles, which we expect will be distributed to approximately 15,000 locations by year end. To date, we have eight retail partners.

As part of our expanded roll-out we are working closely with the national retail channels to develop national advertising programs and in-store promotions featuring our product offerings. Our management team has more than 50 years combined experience in brand building and driving customers to major national retail chains and their online sites. We believe over time our innovative promotions will create significant brand awareness of ATS in approximately 90 million homes and small businesses.

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Increased  Product Offerings and Manufacturing
Our management team has more than 25 years experience sourcing and has developed hundreds of millions of dollars of consumer products, including phones, from placecountry-regionChina. Because of these relationships, the manufacturers have absorbed the cost of expensive tooling, product design and R&D. We now have five manufacturing and engineering partners, who collectively manufacture several million phones for sale to major telephone companies and consumer distribution partners on a global basis, giving us depth and stability in our product base for the U.S. market. In addition we now have 12 employees in China, including engineers, project management and operations management, working closely with these partners to design and update our phones and monitor their production. By the end of this year we expect to have more than 15 traditional and eight Internet VoIP phone models, as compared with six and one, respectively, in the June quarter. We have decided to incorporate DECT 6.0 technology in all of our hardware. DECT is related to the GSM cellular standard and is a well-proven, global standard for millions of cordless handsets. We believe this approach will provide us with significant cost reductions (up to 30% due to economies of scale) while providing the consumer with a higher quality voice connection. We are stressing this quality with our Internet telephone trademark "Digital Clear." Due to our selection of DECT technology, the design of our base station and handsets and other features, we believe we will have a price, quality and innovation advantage for some time to come.

We have one of the largest selections of cordless Internet VoIP phones with the ATA (telephone adapter) and router combined in the base of the phones. We are patent pending on this user friendly configuration, which is "plug in and talk" simple. By removing complex selling and configuration issues, ATS phones can be merchandised in a store's telephone department, where most customers (a majority of whom are women) shop for their phones, as opposed to the computer networking sections where a majority of VoIP offerings are currently sold.

Converged Services for Our Retail Partners and Customers
Because our service provider partners handle customer service, back office support and offer aggressively priced rate plans, we believe we have better control of our infrastructure costs than the majority of traditional service providers, allowing us to focus on the distribution of our solutions. We address the entire range of consumer and small business markets through our traditional Pay N' Talk pre-paid long distance service powered by IDT Telecom and our new "Digital Clear" VoIP phone powered by SunRocket service for complete fixed line replacement. We provide free minutes and other incentives to familiarize customers with and educate them on an estimated 60%+ cost savings on their telephone bill.

We will promote our Pay N' Talk telephone service through two minute Direct Response TV and Radio commercials, retailer national ads, point of sale materials and product packaging. Our residential and small business customers press a money saving "green button" when dialing out of area and overseas, taking advantage of our highly competitive service pricing. Pricing includes all taxes and charges, and can produce a savings up to 60% on the long distance for the average household. The button connects callers to our custom designed Pay N' Talk platform on IDT Telecom's network, and connects calls without the need for any confusing dialing codes; a patent-pending process exclusive to ATS. Customers are drawn to the button to utilize their free pre-paid minutes included with every phone, which facilitates the purchase of ongoing service.

Our Internet VoIP phones currently come bundled with SunRocket, an established VoIP provider. SunRocket's pre-paid plans target total fixed line replacement, or the addition of a second line, and are among the best in the industry with rates as low as $9.95 per month, again with no hidden charges. We continue to talk to our service provider partners about expanded service offerings, tailored programs and improved pricing.

Summary
We believe we are a new type of communications company with the potential for higher margins and ROI than the majority of today's service providers and hardware vendors. We generate revenues from phone sales as well as the services purchased by consumers on a recurring, monthly basis, while reducing our capital requirements by outsourcing production to our manufacturers and all the back office support to our service delivery partners. By structuring our operations in this manner, we deploy most of our funds for working capital.

Between now and the end of our year, we anticipate several key events which will further demonstrate execution of our business plan. We expect to announce additional retail partners, which will further augment our distribution network. In addition, we expect to announce new product technology, new service partners and additional converged communication solutions, thus expanding the number of service plans and communication platforms that are bundled into our current and developing easy-to-use phones.

While we have a lot of work ahead of us, we are pleased with our progress to date. We look forward to updating you during our first earnings conference call, which will coincide with the announcement of 2006 fiscal year-end financials. We appreciate your support.

Sincerely,



Bruce Hahn
CEO
American Telecom Services, Inc.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words

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such as "may," "will," "should," "expects," "plans," "anticipates,"  "believes,"
"estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated February 1, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.



Contact: Company           Investors:                   Media:
Bruce Hahn, CEO            Brett Maas                   Daniell Ross
(310) 871-9904             Hayden Communications        Comunicano, Inc.
(404) 261-7466             (646)536-7331                (858) 314-2958
Bruce.Hahn@atsphone.com    brett@haydenir.com           dross@comunicano.com